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                                                                Exhibit 99.1
[Gardner Denver Logo]

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                                PRESS RELEASE
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FOR IMMEDIATE RELEASE
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September 17, 2002              Contact: Helen W. Cornell
                                         Vice President, Strategic Planning
                                         and Operations Support
                                         (217) 228-8209


                       GARDNER DENVER, INC. ANNOUNCES
                     DOWNSIZING OF KEY CASTING SUPPLIER


QUINCY, IL, (September 17, 2002) - Gardner Denver, Inc. (NYSE:GDI) announced today that, over the next 60 days, its largest supplier of iron castings, Atchison Casting Corporation, intends to downsize its LaGrange, Missouri foundry, ceasing production and focusing the facility on pattern repair, maintenance and storage. As previously disclosed by Gardner Denver in its most recent quarterly report filed with the SEC on Form 10-Q, Atchison had informed the Company of its intention to sell or, if a sale was not consummated, to potentially close the LaGrange Foundry. Atchison utilizes this foundry to meet its casting supply commitments to Gardner Denver.

The LaGrange Foundry was previously owned by Gardner Denver and was sold to Atchison in 1995. As part of the sale agreement, the Company entered into a five-year agreement for the supply of certain cast iron products from the LaGrange Foundry. Since the expiration of the agreement in 2000, Gardner Denver has entered into more favorable arrangements for some of these castings from other suppliers, as part of ongoing material cost reduction initiatives. In the process, the Company has achieved significant cost reductions and diminished its reliance on the LaGrange Foundry. Nevertheless, it remains the Company's largest supplier of castings.

The Company does not anticipate that the downsizing of the LaGrange Foundry will materially impact its long-term financial performance. During the downsizing period, however, Gardner Denver will be required to secure alternative supply sources over a short-term transition period. Management is assessing the impact on the Company's future financial performance as Atchison clarifies its delivery commitments. A negative impact on the Company's financial performance is anticipated in the short-term, primarily in the fourth quarter of 2002 and the first quarter of 2003, as alternative supply sources are secured. A previously developed contingency plan, designed to mitigate the severity of the impact on the operations relying on this supplier, has been implemented. However, the ultimate success of this plan and the near-term impact on the Company's financial results will depend in large part on the skill, commitment and availability of alternate suppliers and the Company's ability to effectively manage the transition.



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The impact on the Company's financial performance in the three-month period that will end on September 30, 2002, as a result of this supply disruption, is not anticipated to be significant. However, as a result of lower demand than previously anticipated, the Company has lowered its earnings expectations for the third quarter of 2002 and currently anticipates that diluted earnings per share will be in the range of $0.30 to $0.35 for the three-month period, as compared to earlier expectations of $0.33 to $0.39.

Gardner Denver, with 2001 revenues of $420 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by facsimile (800-758-5804, extension 303875) or by visiting the Company's website (www.gardnerdenver.com).
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All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Gardner Denver's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. A list, and related discussion, of these uncertainties and factors is contained in Gardner Denver's Form 10-Q filed with the Securities and Exchange Commission on August 13, 2002 and is incorporated herein by this reference.

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